TEXAS MINERAL RESOURCES CORP. FORM 8-K

Exhibit 10.2

January 28, 2025

Mr. Anthony Marchese

Chairman of the Audit Committee Board of Directors

Texas Mineral Resources Corp.

539 El Paso Street

Sierra Blanca, Texas 79851

Re:   Director Resignation

Dear Tony,

By this letter, I am resigning from the Board of Directors of Texas Mineral Resources Corp. and from all Board committees on which I currently serve. This resignation is to be effective immediately. My decision to resign includes my decision to not stand for reelection to the Board at TMRC’s next or any future annual meeting of stockholders.

As I have explained, it is clear from the disclosures relating to the USARE/SPAC transaction that the development of the Round Top mineral deposits has been significantly deferred, beyond the time frame that had made investment in TMRC attractive to Navajo Transitional Energy Company and that NTEC has been relying on. As I have also explained, since NTEC made its investment, TMRC has begun exploration and development activities in New Mexico in connection with silver deposits. While NTEC does not object to this business initiative, it outside of and wholly unrelated to NTEC’s business and strategic focus. As a result of the foregoing, the business rationale for NTEC’s involvement with TMRC has changed and is greatly diminished. Finally, in the current energy environment in the US, where the core business of NTEC requires an increasing amount of management time, it is extremely difficult for me to devote the substantial time and energy required for the management and oversight of TMRC, particularly at this critical juncture in the company’s development.

Accordingly, I have concluded that I am no longer in a position to be able to serve effectively as a member of the TMRC Board. I want to thank you and the other Board members for the opportunity to be of service, and I extend my best wishes to the Board and TMRC for the future.

Sincerely yours,

Peter Denetclaw, Jr.

Vice Chairman of the Board

cc: Mr. Daniel E. Gorski

385 Interlocken Crescent, Suite 400 | Broomfield, CO 80021

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